Exhibit 99.1

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN HEALTHCARE ANNOUNCES FULL YEAR

AND FOURTH QUARTER 2014 RESULTS

Quarterly revenue of $280 million, above the high end of guidance, EPS of $0.20

SAN DIEGO – (February 19, 2015) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced full year and fourth quarter 2014 financial results exceeded the Company’s guidance for revenue and adjusted EBITDA. Fourth quarter and full year financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2014	% Change Q4 2013	Full Year 2014	% Change Full Year 2013
Revenue	$279.6	12%	$1,036.0	2%
Gross profit	$84.7	14%	$316.1	6%
Net income	$9.9	18%	$33.2	1%
Diluted EPS	$0.20	18%	$0.69	0%
Adjusted Diluted EPS*	$0.21	N/A	$0.74	7%
Adjusted EBITDA*	$25.3	19%	$91.5	7%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	All AMN’s business segments experienced year-over-year growth for the fourth quarter and full year.

•	The Nurse and Allied Healthcare Staffing and Physician Permanent Placement Services segments led with fourth quarter year-over-year revenue growth of 17% and 14%, respectively.

•	Full year gross margin of 30.5% represented an improvement of 110 basis points from the prior year.

•	Full year adjusted EBITDA margin of 8.8% reflected a 40 basis point improvement from the prior year.

•	The Company completed the acquisitions of Avantas in December 2014, and Onward Healthcare, Locum Leaders and Medefis in January 2015.

“During 2014, AMN Healthcare delivered a total shareholder return of 33% through solid execution and our differentiated strategy as the innovator in healthcare workforce solutions. The market environment accelerated mid-year as a stronger economy and millions of newly insured Americans released pent-up demand for both healthcare services and the underlying clinical labor that delivers patient care. Market trends continued to strengthen as the fourth quarter progressed, resulting in better than anticipated revenue and earnings growth,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “We were very pleased to add Avantas, Onward Healthcare, Locum Leaders and Medefis into the AMN family to bolster our workforce solutions and recruitment and supply capabilities. Our stronger portfolio of services and differentiated capabilities, combined with the favorable market conditions, give us a very optimistic outlook for 2015.”

Fourth Quarter 2014 Results

For the fourth quarter of 2014, consolidated revenue was $280 million, an increase of 12% from the same quarter last year and 6% sequentially. Fourth quarter revenue for the Nurse and Allied Healthcare Staffing segment was $192 million, up 17% from the same quarter last year and 10% sequentially. Locum Tenens Staffing segment revenue in the fourth quarter was $76 million, an increase of 3% from the same quarter last year and down 3% sequentially. Fourth quarter Physician Permanent Placement Services segment revenue was $12 million, an increase of 14% from the same quarter last year and 4% sequentially.

Fourth quarter gross margin of 30.3% was higher by 50 basis points than the same quarter last year but lower by 10 basis points sequentially.

SG&A expenses for the fourth quarter were $62 million, representing 22.1% of revenue, compared to 21.9% in the same quarter last year and 22.8% in the prior quarter. The year-over-year increase in SG&A expenses as a percentage of revenue was due primarily to the additional SG&A expenses from ShiftWise. The lower sequential SG&A expenses as a percentage of revenue were driven by a favorable professional liability actuarial adjustment in the fourth quarter.

Fourth quarter net income was $10 million and net income per diluted share was $0.20. Excluding acquisition related costs, adjusted net income per diluted share was $0.21. Fourth quarter adjusted EBITDA was $25 million, a year-over-year increase of 19% and sequential increase of 16%. Adjusted EBITDA margin of 9.0% represented a 50 basis point increase over prior year.

Full Year 2014 Results

Full year 2014 consolidated revenue was $1,036 million, an increase of 2% from prior year. Nurse and Allied Healthcare Staffing segment revenue was $695 million, a year-over-year increase of 2%. Locum Tenens Staffing segment revenue was $296 million, a year-over-year increase of 3%. Physician Permanent Placement Services segment revenue was $45 million, a year-over-year increase of 5%.

Full year gross margin was 30.5% as compared to 29.4% for prior year, with gross margin expansion across all three reportable segments.

Full year SG&A expenses were $232 million, representing 22.4% of revenue as compared to 21.6% for the prior year. The increase in SG&A expenses was due primarily to the addition of a full year of our ShiftWise business in 2014 as well as higher employee, professional services and technology-related expenses to support business growth and strategic initiatives.

Full year net income was $33 million. Full year net income per diluted common share was $0.69. Excluding non-cash charges to interest expense associated with the execution of a new credit agreement and acquisition related costs incurred during the year, adjusted net income per diluted share was $0.74. Full year adjusted EBITDA grew 7% to $91 million. Adjusted EBITDA margin of 8.8% represented a 40 basis point increase over prior year.

At December 31, 2014, cash and cash equivalents totaled $13 million. Full year cash flow from operations was $28 million and capital expenditures were $19 million. The Company ended the year with total debt outstanding of $162 million, with a leverage ratio of 1.9 to 1.

Business Trends and Outlook

The Company expects consolidated first quarter 2015 revenue of $310 million to $314 million. Gross margin is expected to be approximately 30.5%. SG&A expenses as a percentage of revenue are expected to be approximately 22.5%. Adjusted EBITDA margin is expected to be 8.5% to 9.0%. This guidance includes the expected results for Avantas for the entire quarter and the Onward Healthcare, Locum Leaders and Medefis companies from the January 7th acquisition date.

About AMN Healthcare

AMN Healthcare is the innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions - including managed services programs, vendor management systems, and recruitment process outsourcing - enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, and many other healthcare settings. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

Conference Call on February 19, 2015

AMN Healthcare Services, Inc.’s fourth quarter 2014 conference call will be held on Thursday, February 19, 2015, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will be available at 7:30 p.m. Eastern

Time on February 19, 2015, and can be accessed until 11:59 p.m. Eastern Time on March 5, 2015, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 351234.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA and adjusted EBITDA margin serve as industry-wide financial measures, and it uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title-captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding the 2015 outlook and first quarter revenue, gross margin, SG&A expenses and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
Revenue	$279,649	$248,658	$264,584	$1,036,027	$1,011,816
Cost of revenue	194,953	174,465	184,278	719,910	714,536

Gross profit	84,696	74,193	80,306	316,117	297,280

	30.3%	29.8%	30.4%	30.5%	29.4%
Operating expenses:
Selling, general and administrative	61,668	54,470	60,319	232,221	218,233
	22.1%	21.9%	22.8%	22.4%	21.6%
Depreciation and amortization	4,077	3,698	4,086	15,993	13,545

Total operating expenses	65,745	58,168	64,405	248,214	231,778

Income from operations	18,951	16,025	15,901	67,903	65,502
Interest expense, net, and other	1,329	1,836	1,433	9,237	9,665

Income before income taxes	17,622	14,189	14,468	58,666	55,837
Income tax expense	7,727	5,833	5,969	25,449	22,904

Net income	$9,895	$8,356	$8,499	$33,217	$32,933

Other comprehensive income (loss)	113	(36)	75	142	(55)

Comprehensive income	$10,008	$8,320	$8,574	$33,359	$32,878

Net income per common share:
Basic	$0.21	$0.18	$0.18	$0.71	$0.72

Diluted	$0.20	$0.17	$0.18	$0.69	$0.69

Weighted average common shares outstanding:
Basic	46,634	46,010	46,546	46,504	45,963

Diluted	48,462	47,818	48,122	48,086	47,787

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
Revenue
Nurse and allied healthcare staffing	$191,570	$164,121	$174,292	$695,206	$681,979
Locum tenens staffing	76,170	74,067	78,816	296,166	287,484
Physician permanent placement services	11,909	10,470	11,476	44,655	42,353

	$279,649	$248,658	$264,584	$1,036,027	$1,011,816

Reconciliation of Non-GAAP Items:
Segment operating income (1)
Nurse and allied healthcare staffing	$23,963	$19,464	$21,279	$87,246	$82,458
Locum tenens staffing	8,155	7,365	8,139	30,985	24,712
Physician permanent placement services	2,744	2,194	2,756	9,818	8,929

	34,862	29,023	32,174	128,049	116,099
Unallocated corporate overhead	9,601	7,842	10,396	36,559	30,927

Adjusted EBITDA (2)	25,261	21,181	21,778	91,490	85,172
Adjusted EBITDA margin (3)	9.0%	8.5%	8.2%	8.8%	8.4%
Depreciation and amortization	4,077	3,698	4,086	15,993	13,545
Share-based compensation	1,796	1,458	1,791	7,157	6,125
Acquisition transaction costs	437	0	0	437
Interest expense, net, and other	1,329	1,836	1,433	9,237	9,665

Income before income taxes	17,622	14,189	14,468	58,666	55,837
Income tax expense	7,727	5,833	5,969	25,449	22,904

Net income	$9,895	$8,356	$8,499	$33,217	$32,933

GAAP based diluted net income per share (EPS)	$0.20	$0.17	$0.18	$0.69	$0.69
Adjustments:
Loss on debt extinguishment	0.00	0.00	0.00	0.04	0.00
Acquistion transaction costs	0.01	0.00	0.00	0.01	0.00

Adjusted diluted EPS (4)	$0.21	N/A	$ N/A	$0.74	$0.69

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
Gross Margin
Nurse and allied healthcare staffing	28.6%	27.7%	28.7%	28.8%	27.4%
Locum tenens staffing	28.8%	29.9%	29.0%	29.3%	29.1%
Physician permanent placement services	66.1%	63.0%	64.9%	64.4%	62.7%
Operating Data:
Nurse and allied healthcare staffing
Average clinicians on assignment (5)	6,030	5,609	5,632	5,715	5,880
Locum tenens staffing
Days filled (6)	48,391	50,529	49,982	192,171	197,006

	As of December 31,		As of September 30,
	2014	2013	2014
Leverage Ratio (7)	1.9	2.0	1.7

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2014	2014 (8)	2013 (8)
Assets
Current assets:
Cash and cash equivalents	$13,073	$9,663	$15,580
Accounts receivable, net	186,274	164,078	147,477
Accounts receivable, subcontractor	28,443	21,569	18,271
Deferred income taxes, net	27,330	24,970	24,938
Prepaid and other current assets	27,550	28,844	26,631

Total current assets	282,670	249,124	232,897
Restricted cash, cash equivalents and investments	19,567	21,012	23,115
Fixed assets, net	32,880	29,202	21,158
Other assets	39,895	40,045	32,279
Goodwill	154,387	144,937	144,642
Intangible assets, net	152,517	144,498	150,197

Total assets	$681,916	$628,818	$604,288

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$78,993	$67,036	$71,314
Accrued compensation and benefits	67,995	64,574	55,949
Revolving credit facility	18,000	0	10,000
Current portion of notes payable	7,500	7,500	0
Deferred revenue	3,177	1,336	1,373
Other current liabilities	2,630	7,323	4,454

Total current liabilities	178,295	147,769	143,090
Notes payable, net of discount	136,875	138,750	148,672
Deferred income tax benefits, net	32,491	18,357	17,764
Other long-term liabilities	77,674	78,524	77,020

Total liabilities	425,335	383,400	386,546
Commitments and contingencies
Stockholders’ equity	256,581	245,418	217,742

Total liabilities and stockholders’ equity	$681,916	$628,818	$604,288

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2014	2013 (8)	2014	2014	2013 (8)
Net cash provided by operating activities	$5,039	$15,820	$15,489	$27,678	$60,169
Net cash used in investing activities	(17,908)	(42,148)	(4,511)	(28,228)	(49,198)
Net cash provided by (used in) financing activities	16,166	10,291	(6,891)	(2,099)	(1,017)
Effect of exchange rates on cash	113	(36)	75	142	(55)

Net increase (decrease) in cash and cash equivalents	3,410	(16,073)	4,162	(2,507)	9,899
Cash and cash equivalents at beginning of period	9,663	31,653	5,501	15,580	5,681

Cash and cash equivalents at end of period	$13,073	$15,580	$9,663	$13,073	$15,580

(1)	Segment operating income represents net income plus interest expense (net of interest income) and other, income taxes, depreciation and amortization, unallocated corporate overhead and share-based compensation expense.
(2)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income taxes, depreciation and amortization, acquisition transaction costs and share-based compensation expense. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)

Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of 1) loss on debt extinguishment of $3,113 and $434 for the twelve months ended December 31, 2014 and 2013, respectively; and 2) acquistion transaction costs of $437 for the three and twelve months ended December 31, 2014. Management believes such a measure provides a picture of the Company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). Although management believes the item excluded from adjusted EPS is not indicative of the Company’s operating performance, this item does impact the statement of comprehensive income, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.
(5)	Average clinicians on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(7)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the last twelve months.
(8)	Certain reclassifications have been made to the prior periods’ consolidated financial statements to conform to the current year presentation.